      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 21, 1999
                                                 REGISTRATION STATEMENT NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            OXFORD HEALTH PLANS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                                             06-1118515
  (State or Other Jurisdiction                                (I.R.S. Employer
of Incorporation or Organization)                            Identification No.)

                             800 CONNECTICUT AVENUE
                           NORWALK, CONNECTICUT 06854
                    (Address of Principal Executive Offices)

                OXFORD HEALTH PLANS, INC. 1991 STOCK OPTION PLAN
                   NORMAN C. PAYSON, M.D. EMPLOYMENT AGREEMENT
                  NORMAN C. PAYSON, M.D. STOCK OPTION AGREEMENT
                      MARVIN P. RICH STOCK OPTION AGREEMENT
                            (Full Title of the Plans)

                              JEFFERY H. BOYD, ESQ.
             EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                            OXFORD HEALTH PLANS, INC.
                             800 CONNECTICUT AVENUE
                           NORWALK, CONNECTICUT 06854
                     (Name and address of Agent for Service)

                                 (203) 852-1442
          (Telephone Number, Including Area Code, of Agent for Service)

============================================================================================
                         CALCULATION OF REGISTRATION FEE
============================================================================================
 Title of shares         Amount to be    Proposed maximum   Proposed maximum     Amount of
to be registered          registered      offering price       aggregate        registration
                           (1)(2)           per share       offering price          fee(3)
--------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share   7,444,330 shares    $ 19.21875(4)   $ 143,070,717.19(4)  $ 39,773.66
============================================================================================

(1) Represents (i) 4,000,000 shares issuable upon the exercise of options granted or to be granted under the Oxford Health Plans, Inc. 1991 Stock Option Plan, (ii) 2,000,000 shares issuable upon the exercise of options granted under the Norman C. Payson, M.D. Stock Option Agreement, (iii) 800,000 shares issuable upon the exercise of options granted under the Marvin P. Rich Stock Option Agreement, (iv) 644,330 shares that have been issued to Norman C. Payson, M.D. pursuant to the Norman C. Payson, M.D. Employment Agreement, plus, pursuant to Rule 416(a) of the Securities Act of 1933, as amended, such indeterminate number of shares as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2) This Registration Statement includes (a) up to 28,732,000 shares of Common Stock that may be reoffered and resold by certain persons who may be deemed "affiliates" of Oxford Health Plans, Inc. for purposes of the requirements of the Securities Act of 1933, as amended and (b) up to 644,330 shares of Common Stock that constitute "restricted securities" under Rule 144 of the Securities Act of 1933, as amended, that may be reoffered and resold by Norman C. Payson, M.D.

(3) $7,200.54 was paid with Registration Statement No. 33-49738 relating to 1,315,338 shares of Common Stock, $17,343.75 was paid with Registration Statement No. 33-70908 relating to 750,000 shares of Common Stock, $55,116.00 was paid with Registration Statement No. 333-988 relating to 2,354,678 shares of Common Stock and $88,720 was paid with Registration Statement No. 333-28109 relating to 4,500,000 shares of Common Stock, which shares are being carried forward in the reoffer prospectus being filed herewith (to the extent that they are or may be control securities). Pursuant to Rule 429 under the Securities Act of 1933, as amended, the prospectus filed together with this Registration Statement shall be deemed to be a combined prospectus which shall also relate to the Registrant's Registration Statements Nos. 33-49738, 33-70908, 333-988 and 333-28109
      each on Form S-8.

(4) Estimated solely for the purpose of determining the amount of the registration fee and pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, based upon the average of the high and low prices of the Common Stock reported by the National Association of Securities Dealers, Inc. on May 17, 1999.

                                Explanatory Note

      The Board of Directors of Oxford Health Plans, Inc., a Delaware corporation (the "Company"), has adopted the Oxford Health Plans, Inc.1991 Stock Option Plan (the "1991 Plan"), the Norman C. Payson, M.D. Employment Agreement (the "Payson Employment Agreement"), the Norman C. Payson, M.D. Stock Option Agreement (the "Payson Option Agreement") and the Marvin P. Rich Stock Option Agreement (the "Rich Option Agreement").

      An aggregate of 22,732,060 shares of the common stock of the Company, $.01 par value per share (the "Common Stock"), after giving effect to stock splits, stock dividends or similar transactions, reserved for issuance upon exercise of options awarded pursuant to the 1991 Plan, have been registered under the Securities Act of 1933, as amended (the "1933 Act"). The contents of the Registration Statement Nos. 33-49738, 33-70908, 333-988 and 333-28109 on Form
S-8 of the Company are incorporated herein by reference, provided, however, that the reoffer prospectus contained therein shall be deleted and the following revised reoffer prospectus, filed as part of this Registration Statement, shall be substituted therefor. On August 28, 1998, the stockholders of the Company approved an amendment to the 1991 Plan to increase the number of shares of Common Stock available under the 1991 Plan by an additional 4,000,000 shares. This Registration Statement is intended to register the issuance by the Company of an additional 4,000,000 shares of Common Stock upon the exercise of options awarded under the 1991 Plan.

     This Registration Statement is also intended to register 644,330 shares of Common Stock issued to Norman C. Payson, M.D. pursuant to the Payson Employment Agreement and the issuance by the Company of 2,000,000 and 800,000 shares of Common Stock upon the exercise of options awarded under the Payson Option Agreement and the Rich Option Agreement, respectively.

      The reoffer prospectus included herein is intended to register for reoffer and/or resale shares of Common Stock that may be or have been issued upon exercise of options that may be or have been awarded under the 1991 Plan and the Payson Option Agreement by persons who may be considered affiliates of the Company as defined by Rule 405 under the Act. Such shares of Common Stock constitute "control securities". The reoffer prospectus is also intended to register for reoffer and/or resale 644,330 shares of Common Stock issued to Norman C. Payson, M.D. pursuant to the Payson Employment Agreement that constitute "restricted securities". The materials constituting the reoffer prospectus have been prepared pursuant to Part I of Form S-3, in accordance with general Instruction C to Form S-8.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION.*

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*


----------
* Information required by Part I to be contained in the Section 10(a) Prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

REOFFER PROSPECTUS

                            OXFORD HEALTH PLANS, INC.
       Up to 29,372,060 shares of Common Stock (par value $.01 per share)
                                      under
    Oxford Health Plans, Inc. 1991 Stock Option Plan, Norman C. Payson, M.D.
     Stock Option Agreement and Norman C. Payson, M.D. Employment Agreement


      This prospectus relates to an aggregate of 28,727,730 shares of our common stock that may be reoffered or resold by the selling security holders who may be deemed "affiliates" for purposes of the registration requirements of the Securities Act of 1933 and who have acquired or may acquire shares of our common stock issued upon exercise of stock options that we have granted or may grant to them pursuant to the Oxford Health Plans, Inc. 1991 Stock Option Plan or the Norman C. Payson, M.D. Option Agreement.

      This prospectus also relates to 644,330 shares of common stock that have been acquired by Norman C. Payson, M.D. pursuant to the Norman C. Payson, M.D. Employment Agreement. These shares of common stock constitute "restricted securities" and may be reoffered or resold by Dr. Payson, a selling security holder pursuant to this prospectus.

      The selling security holders may sell shares from time to time: (i) through the Nasdaq National Market System, in the over-the-counter market, in privately negotiated transactions or otherwise, or in a combination of such methods of sale; (ii) directly to purchasers or through agents, brokers, dealers or underwriters; and (iii) at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

      Our common stock is traded on the Nasdaq National Market under the symbol "OXHP."

      YOUR SHOULD CONSIDER THE RISK FACTORS BEGINNING ON PAGE 4 OF THIS PROSPECTUS BEFORE INVESTING IN THE COMMON STOCK.

      No dealer, salesperson, or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell or to buy only the shares offered by this prospectus, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of the date below.

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   The date of this prospectus is May 21, 1999

                                TABLE OF CONTENTS


                                                                        PAGE NO.
                                                                        --------
Oxford Health Plans, Inc.                                                   4
Risk Factors                                                                4
Use of Proceeds                                                             9
Selling Security Holders                                                   10
Plan of Distribution                                                       11
Experts                                                                    11
Where You Can Find More Information                                        12
Annex I-Selling Security Holders                                           14

                            OXFORD HEALTH PLANS, INC.

   Oxford Health Plans, Inc., was incorporated under the laws of the State of Delaware on September 17, 1984. We are a health care company currently providing health benefit plans primarily in New York, New Jersey and Connecticut. Our product line includes point-of-service plans, the Freedom Plan and the Liberty Plan, traditional health maintenance organizations, preferred provider organization plans, Medicare plans, health care benefit plans for individuals and third-party administration of self-funded health plans. Our principal executive offices are located at 800 Connecticut Avenue, Norwalk, Connecticut 06854, and our main telephone number is (203) 852-1442.

   We offer our products primarily through our health maintenance organization subsidiaries, Oxford Health Plans (NY), Inc., Oxford Health Plans (NJ), Inc. and Oxford Health Plans (CT), Inc., and through Oxford Health Insurance, Inc., our health insurance subsidiary.

                                  RISK FACTORS

      AN INVESTMENT IN OUR COMMON STOCK INVOLVES A NUMBER OF RISKS, SOME OR ALL OF WHICH COULD BE SUBSTANTIAL AND ARE INHERENT IN OUR BUSINESS. WE URGE YOU TO CONSIDER CAREFULLY THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS IN EVALUATING OXFORD AND ITS BUSINESS AND IN EVALUATING AN INVESTMENT IN OUR COMMON STOCK:

   WE INCURRED NET LOSSES IN 1997 AND 1998, INCLUDING LOSSES IN CONNECTION WITH RESTRUCTURING AND UNUSUAL CHARGES.

   We incurred net losses attributable to common stock of $291 million in 1997 and $624 million in 1998 and may incur additional losses in 1999, the extent of which we cannot predict at this time. As a result of losses at certain of our HMO and insurance subsidiaries in 1997 and 1998, we have had to make capital contributions to these subsidiaries and we expect that we will be required to make additional capital contributions in 1999. We have also made significant additions to our reserves for medical claims, and we have experienced significant levels of retroactive member and group terminations as well as difficulties with collection of premium receivables.

   A significant portion of the loss incurred in 1998 was associated with restructuring and unusual charges relating to our "Turnaround Plan."

   The Turnaround Plan includes:

   - focusing on our core commercial and Medicare markets in the New York tri-state area,

   -  disposing of or restructuring noncore businesses,

   -  reducing administrative costs,

   -  reducing payments to physicians and other providers,

   - completing and operationalizing risk transfer agreements and other provider agreements,

   -  reducing unnecessary utilization of hospital and other services,

   -  strengthening commercial underwriting;

   -  increasing commercial group premiums, and

   -  improving service levels and strengthening operations.

   These restructuring and unusual charges are based on estimates of our anticipated costs of taking the actions contemplated by the Turnaround Plan, including disposition of certain businesses and assets. We cannot assure that these estimates correctly reflect the ultimate costs that we will incur in implementing the Turnaround Plan.

   Our ability to control net losses depends, to a large extent, on the success of our Turnaround Plan. We cannot assure that the Turnaround Plan will be implemented in the manner described herein, or that it will be successful or that our other efforts to control net losses will be successful. Furthermore, despite our efforts to the contrary, implementation of the Turnaround Plan could adversely affect members and employer groups, or physicians, hospitals and other health care providers and ultimately sales and renewals of our health plans. Moreover, we cannot predict the impact of adverse publicity, legal and regulatory proceedings or other future events on our membership, operations and financial results, including ongoing financial losses.

WE ARE INVOLVED IN SIGNIFICANT LITIGATION AND GOVERNMENTAL PROCEEDINGS THAT MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

      We are a defendant in a large number of purported securities class action lawsuits and shareholder derivative lawsuits which were filed after the substantial decline in the price of our common stock in October 1997. The costs incurred as a result of, and management's time commitments involved in, the defense of these lawsuits, as well as the ultimate result of these lawsuits, may adversely affect our results of operations and financial condition. We are also the subject of examinations, investigations and inquiries by several governmental agencies including the New York State Insurance Department, the federal Health Care Financing Administration, other state departments of insurance and health, the New York State Attorney General and the Securities and Exchange Commission. The results of these governmental inquiries could adversely affect our results of operations, financial condition, membership growth and ability to retain members through the imposition of sanctions, required changes in operations and potential limitations on enrollment. In addition, evidence obtained in governmental proceedings could be used adversely against us in civil proceedings. We cannot predict the outcomes of these lawsuits, governmental examinations, investigations and inquiries.

OUR INABILITY TO CONTROL, AND THE UNPREDICTABILITY OF, HEALTH CARE COSTS MAY ADVERSELY AFFECT FUTURE RESULTS OF OPERATIONS.

      We use a large portion of our revenue to pay the costs of health care services and supplies delivered to our members. Our total health care costs are affected by the number of individual services rendered and the cost of each service. Much of our premium revenue is priced before services are delivered and the related costs are incurred, usually on a prospective annual basis. Although we try to calculate the premiums that we charge based, in part, on our estimate of future health care costs over the fixed premium period, factors such as competition, regulations and other circumstances may limit our ability to base our calculation of premiums on estimated costs.

      In addition, many factors may and often do cause actual health care costs to exceed what we estimated and reflected in premiums. These factors include: new technologies and health care practices, hospital costs, changes in demographics and trends, selection biases, increases in unit costs paid to providers, major epidemics, catastrophes, inability to establish acceptable compensation arrangements with providers, operational and regulatory issues which could delay, prevent or impede those arrangements, and higher utilization of medical services, including higher out-of-network utilization under point of service plans. We cannot assure that we will be successful in mitigating the effect of any or all of the above-listed or other factors.

      The results of operations that we report for any particular quarter include reserves for estimates of the cost incurred for covered services received by our enrollees during that period for which claims have not been received or processed. These estimates are based on historical data, patterns of claim payment and receipt, expected medical cost inflation, seasonality patterns and changes in membership. However, our ability to rely on historical data is affected by our prior rapid growth, delays in paying claims, erroneous payment or denial of claims, and the changing speed of payment of claims. Because these reserves are based on estimates, our results of operations may be adjusted in a later period to reflect actual costs. Any adjustments to such estimates made in the later period could significantly change our results of operations for that period.

HIGH ADMINISTRATIVE COSTS MAY HAVE AN ADVERSE EFFECT ON OUR RESULTS.

      In 1999, we expect that results will continue to be adversely affected by high administrative costs associated with our efforts to strengthen our operations and service levels and address systems issues, including those related to Year 2000 readiness. Although a key element of our Turnaround Plan is a reduction in administrative expenses, we cannot assure that we will not continue to experience significant service and systems infrastructure problems in 1999 and beyond which could have a significant impact on administrative costs. Further, we have been adversely affected by high administrative costs in connection with increased levels of employee attrition over the last several quarters, and we may continue to experience such attrition in 1999.

CHANGES IN LAWS AND REGULATIONS COULD ADVERSELY AFFECT OUR OPERATIONS, FINANCIAL CONDITION AND PROSPECTS.

      Our business is heavily regulated on federal, state and local levels. The laws and rules governing our business and interpretations of those laws and rules are subject to frequent change. The agencies administering those regulations have broad latitude to enforce them. Such regulations relate to, among other things, cash reserves, minimum net worth, licensing requirements, approval of policy language and benefits, mandatory products and benefits, provider compensation arrangements, member disclosure, premium rates and periodic examinations by state and federal agencies. Existing or future laws and rules could force us to change how we do business, restrict revenue and enrollment growth, increase our health care and administrative costs and capital requirements, and increase our liability for medical malpractice or other actions.

      We must obtain and maintain regulatory approvals to market many of our products. In addition, state and federal regulations limit our ability to adjust rates for and benefits provided under our products. Delays in obtaining or failures to obtain or maintain these approvals and the effect of state and federal regulations could adversely affect our revenue, number of members and costs. We also must obtain regulatory approvals if we or any of our HMO or insurance subsidiaries undergo a change in control.

      A significant portion of our revenues relate to the federal Medicare program. The laws regulating this program generally are subject to frequent change, including changes that may reduce the number of persons enrolled or eligible, reduce the amount of reimbursement or payment levels, or reduce or increase our administrative or health care costs under this program. Such changes have adversely affected our results and willingness to participate in this program in the past and may also do so in the future.

      We are also subject to various governmental reviews, audits and investigations. Such oversight could result in the loss of licensure or of the right to participate in certain programs, or in the imposition of fines, penalties and other sanctions. In addition, disclosure of any adverse investigation or audit results or sanctions could damage our reputation and make it more difficult for us to sell our products and services.

OUR RAPID GROWTH HAS CAUSED SERVICE AND SYSTEMS INFRASTRUCTURE PROBLEMS.

      We experienced rapid growth in our business and in our staff in the period from 1986, when we began operations, through 1997. We have been affected, and will continue to be affected, by our ability to manage such growth effectively, including our ability to continue to develop processes and systems to support our operations. In September 1996, we converted a significant part of our business operations to a new computer operating system. Unanticipated software and hardware problems that arose in connection with the conversion resulted in significant delays in our claims payments and group and individual billing and adversely affected claims payment and billing. We do not intend to promote significant membership or revenue growth in 1999 because our priority in 1999 will continue to be to attempt to strengthen our service and systems infrastructure, reduce medical and administrative spending and increase premium rates. In 1999 and beyond, we may continue to experience significant service and systems infrastructure problems, high levels of medical and administrative spending and difficulties in obtaining premium rate increases. In addition, we have experienced attrition of our Medicare and commercial business in 1998, and we cannot assure that we will be successful in the future in promoting membership growth or that we will not continue to experience membership attrition.

A DISRUPTION IN OUR HEALTH CARE PROVIDER NETWORK COULD HAVE AN ADVERSE EFFECT ON OUR ABILITY TO MARKET OUR PRODUCTS AND SERVICE OUR MEMBERSHIP.

      We are subject to the risk of disruption in our health care provider network. The network physicians, hospitals and other health care providers could terminate their contracts with us, demand higher payments or take other actions which could have a material adverse effect on our ability to market our products and service our membership. Furthermore, the effect of mergers and consolidations of health care providers in our service areas could enhance the combined entity's bargaining power with respect to demands for higher reimbursement levels and changes to our utilization review and administrative procedures.

ABILITY TO MANAGE PROBLEMS IN INFORMATION SYSTEMS MAY AFFECT OUR OPERATIONS

      We cannot assure that we will be successful in mitigating the existing system problems that have resulted in payment delays and claims processing errors, in developing processes and systems to support our operations and in improving our service levels. Moreover, operating and other issues can lead to data problems that affect performance of important functions, including, but not limited to, claims payment and group and individual billing. In the future, the process of improving existing systems, developing processes and systems to support our operations and improving service levels may be delayed and additional systems issues may arise.

YEAR 2000 PROBLEMS MAY DISRUPT OUR OPERATIONS

     Year 2000 issues involve the inability of certain computerized systems and technologies to recognize and/or correctly process certain dates, including January 1, 2000. A failure to timely resolve our own Year 2000 issues or the failure of our external vendors to resolve their Year 2000 issues could have a material adverse effect on our results of operations, liquidity or financial condition. Further, our estimates for the future costs and timely and successful completion of our Year 2000 program are subject to uncertainties that could cause actual results to differ from those currently projected by us. Our plan to identify and address Year 2000 issues is described in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 1998 and in our quarterly report on Form 10-Q for the period ended March 31, 1999.

RECENT EVENTS AND RELATED PUBLICITY MAY ADVERSELY AFFECT OUR PROVIDER NETWORK, EMPLOYER RENEWAL PROCESS OR FUTURE ENROLLMENT

      Events at Oxford over the course of the last two years have resulted in adverse publicity. Such events and related publicity may adversely affect our provider network, the employer renewal process and future enrollment in our health benefit plans.

      In addition, the managed care industry, in general, receives significant negative publicity. This publicity has led to increased legislation, regulation and review of industry practices. These factors may adversely affect our ability to market our products or services or require us to change our products and services and may increase the regulatory burdens under which we operate, further increasing the costs of doing business and adversely affecting our results of operations.

COLLECTIBILITY OF ADVANCES MAY AFFECT ADVERSELY THE CAPITAL OF OUR REGULATED SUBSIDIARIES.

      As part of our attempts to reduce delays in processing claims for payment in 1997, we advanced approximately $276 million to providers pending our disposition of claims for payment. As of March 31, 1999, approximately $130.2 million, net of allowances, remained outstanding. The New York State Insurance Department is requiring us to obtain written acknowledgments of such advances from recipients of advances, and the New Jersey Department of Banking and Insurance is requiring us to provide collateral for repayment of the advances by setting aside in trust at the parent company funds equal to the admitted portions of the advances on the New Jersey subsidiary's statutory financial statements. If we are unable to receive written acknowledgments or we fail to provide such collateral, we cannot assure that the insurance regulators will continue to recognize such advances as admissible assets for regulatory purposes. If the insurance regulators do not recognize such advances as admissible assets, the capital of some of our regulated subsidiaries could be impaired. We may be required to make additional capital contributions to compensate for any impairment. Although we believe that the advances will be repaid, we cannot assure that this will occur.

CONCENTRATION OF BUSINESS IN CERTAIN STATES MAY HAVE AN ADVERSE EFFECT ON US.

      Our commercial and Medicare business is concentrated in New York, New Jersey and Connecticut, with more than 80% of our tri-state premium revenues received from our New York business. As a result, changes in regulatory, market or health care provider conditions in any of these states, particularly New York, could have a material adverse effect on our business, financial condition or results of operations. In addition, our revenue under our Medicare contracts with the Health Care Financing Administration represented 21.9% of our premium revenue earned during 1998.

HIGH LEVEL OF COMPETITION MAY ADVERSELY AFFECT OUR ABILITY TO OBTAIN AND RETAIN EMPLOYER GROUPS.

      HMOs and health insurance companies operate in a highly competitive environment. We have numerous competitors, including for-profit and not-for-profit HMOs, preferred provider organizations and indemnity insurance carriers, some of which have substantially larger enrollments and greater financial resources than we do. We also compete with HMOs and managed care plans sponsored by large health insurance companies. Additional competitors may enter our markets in the future. The cost of providing benefits is in many instances the controlling factor in obtaining and retaining employer groups, and some of our competitors have set premium rates at levels below our rates for comparable products. We anticipate that premium pricing will continue to be highly competitive.

                                 USE OF PROCEEDS

      The shares of common stock covered by this prospectus are being offered by certain selling security holders and not by us. Consequently, we will not receive any proceeds from the sale of these shares. However, we may receive the proceeds from the exercise of certain stock options, as described below.

      The shares that may be sold under this prospectus include shares that the selling security holders may acquire in the future pursuant to stock options that we have granted to them. In order for a selling security holder to acquire any such shares, the selling security holder will be required to pay to us the exercise price specified in the relevant option. We intend to use any proceeds that we receive from the exercise of such options for working capital and general corporate purposes.

                            SELLING SECURITY HOLDERS

      This prospectus relates to shares of common stock that are being registered for reoffers and resale by selling security holders who have acquired or may acquire shares of common stock pursuant to the Oxford Health Plans, Inc. 1991 Stock Option Plan, the Norman C. Payson, M.D. Stock Option Agreement and the Norman C. Payson, M.D. Employment Agreement. The selling security holders may resell any or all of the shares of common stock at any time they choose while this prospectus is effective.

      Executive officers, directors and others who are considered to be "affiliates" of Oxford who acquire common stock under the 1991 Stock Option Plan, the Norman C. Payson, M.D. Stock Option Agreement or the Norman C. Payson, M.D. Employment Agreement may be added to the list of selling security holders, and their number of shares to be sold may be increased or decreased, by use of a prospectus supplement filed with the Securities and Exchange Commission. An "affiliate" is defined in Rule 405 under Securities Act of 1933 as a "person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with" Oxford. The table attached as Annex I hereto sets forth, as of the date of this prospectus or a subsequent date if amended or supplemented, the following information:

      - the name of each selling security holder and his or her relationship to Oxford during the past three years;

      - the number of shares of common stock that each selling security holder beneficially owns (assuming that all options to acquire shares are exercisable within 60 days, although certain options actually vest over time);

      - the number of shares of common stock offered pursuant to this prospectus by each selling security holder;

      - the amount of the common stock outstanding to be held by such selling security holder after giving effect to this offering;

      - the percentage of the common stock outstanding to be held by such selling security holder after giving effect to this offering.

      The information contained in Annex I may be amended or supplemented from time to time.

      No selling security holders have informed us of an intent to sell any of their shares. The inclusion of the share of common stock in the table in Annex I does not constitute a commitment to sell any shares.

                              PLAN OF DISTRIBUTION

      The selling security holders may sell shares from time to time:

      - through the Nasdaq National Market System, in the over-the-counter market, in privately negotiated transactions or otherwise, or in a combination of such methods of sale;

      - directly to purchasers or through agents, brokers, dealers or underwriters; and

      - at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

      The selling security holders may enter into short sales and use the common stock to cover such short positions.

      The selling security holders will act independently of Oxford in making decisions with respect to the timing, manner and size of each sale.

      The selling security holders and any persons who participate in the distribution of the common stock may be deemed to be underwriters within the meaning of the Securities Act of 1933, and any discounts, commissions or concessions received by them and any discounts, commissions or concessions provided pursuant to the sale of common stock by them might be deemed to be underwriting discounts and commissions under the Securities Act of 1933. In addition, any shares of common stock covered by this prospectus which qualify for resale pursuant to Rule 144 promulgated under the Securities Act of 1933 may be resold pursuant to Rule 144 rather than pursuant to this prospectus. There is no assurance that any of the selling security holders will offer for sale or sell any or all of the shares of common stock covered by this prospectus. To the extent required, we will use our best efforts to file one or more supplements to this prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information.

                                     EXPERTS

      The consolidated financial statements of Oxford Health Plans, Inc. at December 31, 1998 and for the year then ended, included in Oxford Health Plans, Inc.'s Annual Report on Form 10-K/A for the year ended December 31, 1998, which is incorporated herein by reference, have been audited by Ernst & Young LLP, independent auditors, and at December 31, 1997, and for each of the years in the two-year period ended December 31, 1997, by KPMG LLP, independent auditors, as set forth in their respective reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

      With respect to the unaudited condensed consolidated interim financial information for the three-month period ended March 31, 1999 incorporated by reference in this Registration Statement, Ernst & Young LLP has reported that it has applied limited procedures in accordance with professional standards for a review of such information. Ernst & Young LLP's separate report, included in

Oxford Health Plans, Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, and incorporated herein by reference, states that it did not audit and it does not express an opinion on that interim financial information. Accordingly, the degree of reliance on its report on such information should be restricted considering the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for its report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Securities Act of 1933.

                             -----------------------

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed with the SEC a registration statement on Form S-8 to register the issued and outstanding common stock and the common stock to be issued upon exercise of the options. This prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement. For further information about us and the securities offered in this prospectus, you should refer to the registration statement and its exhibits.

      You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. We file our SEC materials electronically with the SEC, so you can also review our filings by accessing the web site maintained by the SEC at http://www.sec.gov. This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

      Our principal executive offices are located at 800 Connecticut Avenue, Norwalk, Connecticut 06854, and our main telephone number is (203) 852-1442.

      The SEC allows us to "incorporate by reference" the information we file with them, which means we can disclose important information to you by referring you to those documents. The information included in the following documents is incorporated by reference and is considered to be a part of this prospectus. The most recent information that we file with the SEC automatically updates and supersedes more dated information. We have previously filed the following documents with the SEC and are incorporating them by reference into this prospectus:

      - Our Annual Report on Form 10-K/A for the fiscal year ended December 31, 1998, initially filed on March 19, 1999 and amended on March 26, 1999;

      -  Our Quarterly Report on Form 10-Q for the period ended March 31, 1999;

      - Our Current Reports on Form 8-K filed on January 8, 1999, January 29, 1999, February 25, 1999, March 19, 1999, April 29, 1999 and May 13,
         1999; and

      - The description of our common stock contained in the Registration Statement on

         Form 8-A dated August 1, 1991, filed pursuant to Section 12 of the Securities Exchange Act of 1934.

      We are also incorporating into this prospectus all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment that indicates all the shares of common stock offered have been sold, or that deregisters all shares of common stock then remaining unsold.

      We will provide without charge to each person, including any person having a control relationship with that person, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. If you would like to obtain this information from us, please direct your request, either in writing or by telephone, to:

      Investor Relations
      Oxford Health Plans, Inc.
      800 Connecticut Avenue
      Norwalk, Connecticut  06854
      (203) 852-1442

                                     ANNEX I

                            SELLING SECURITY HOLDERS

      The inclusion of the selling security holders in this Annex I is not an admission by any of the selling security holders that he is an affiliate of Oxford or that he has a present intent to sell the securities. The information contained in this Annex I may be amended or supplemented from time to time.

                                                                              # of Shares of
                                                                            Common Stock Owned
                                                                             After Offering(2)
                                                                           --------------------
 Name of Beneficial      Relationship to      # of Shares       # of        Number   Percentage
       Owner                 Oxford            of Common      Shares of               of Total
                                              Stock Owned      Common                  Shares
                                               Prior to         Stock                Outstanding
                                              Offering(1)     Offered(2)
------------------------------------------------------------------------------------------------
Norman C. Payson,        Chief Executive
M.D.                       Officer and        6,044,330(3)    4,044,330        2,000,000   2.47%*
                         Director since
                           May, 1998,
                       Chairman since May
                            13, 1999

William M. Sullivan         President
                          1998-present,
                         Chief Executive      1,266,417(4)    1,266,417        0              0
                         Officer 1997 -
                              1998,
                         Chief Operating
                        Officer 1996-1997

Stephen F. Wiggins          Director
                          1998-present        2,705,840(5)    2,705,840        0              0
                         Chairman, Chief
                        Executive Officer
                            1984-1998
----------
* Based on total shares of common stock outstanding as of May 18, 1999

(1) Includes all shares of common stock beneficially owned and all options to acquire shares of common stock as of May 18, 1999 although certain options actually vest over time.

(2) Assumes that all shares offered are sold, that no additional shares will be purchased and that no additional shares will be sold.

(3) The number of shares of common stock offered pursuant to this prospectus includes 644,330 shares of common stock that constitute "restricted securities" which were purchased by Dr. Payson in an unregistered offering pursuant to the Payson Employment Agreement, 2,000,000 shares of common stock issuable upon exercise of stock options granted pursuant to the Payson Option Agreement and 1,400,000 shares of common stock issuable upon exercise of stock options granted under the 1991 Plan. Dr. Payson currently holds unvested options to purchase 1,183,336 shares of common stock.

(4) Includes 1,078,632 shares of common stock issuable upon exercise of stock options and 6,450 shares of common stock held by the Sullivan Foundation, Inc. Mr. Sullivan disclaims beneficial ownership of the shares of common stock held by the Sullivan Foundation, Inc. Mr. Sullivan currently holds unvested options to purchase 598,750 shares of common stock.

(5) Includes 1,298,608 shares of common stock issuable upon exercise of stock options. All of such options are currently vested.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

      The SEC allows us to "incorporate by reference" the information we file with them, which means we can disclose important information to you by referring you to those documents. The information included in the following documents is incorporated by reference and is considered to be a part of this prospectus. The most recent information that we file with the SEC automatically updates and supersedes more dated information. We have previously filed the following documents with the SEC and are incorporating them by reference into this prospectus:

      - Our Annual Report on Form 10-K/A for the fiscal year ended December 31, 1998, initially filed on March 19, 1999 and amended on March 26, 1999;

      -  Our Quarterly Report on Form 10-Q for the period ended March 31, 1999;

      - Our Current Reports on Form 8-K filed on January 8, 1999, January 29, 1999, February 25, 1999, March 19, 1999, April 29, 1999 and May 13,
         1999; and

      - The description of our common stock contained in the Registration Statement on Form 8-A dated August 1, 1991, filed pursuant to Section 12 of the Securities Exchange Act of 1934.

      All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to filing a post-effective amendment that indicates all the shares of common stock offered have been sold, or that deregisters all shares of common stock then remaining unsold, shall be deemed to be incorporated by reference into, and to be a part of, this Registration Statement from the date of filing of those documents. The information contained in any such documents will automatically update and supercede any information previously incorporated by reference into this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

      Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

      Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Section 145 of the Delaware General Corporation Law permits indemnification against expenses, fines, judgments and settlements incurred by any director, officer or employee of the Company in the event of pending or threatened civil, criminal, administrative or investigative proceedings, if such person was, or was threatened to be made, a party by reason of the fact that he is or was a director, officer or employee of the Company. Section 145 also provides that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled.

      Article Eighth of the Second Amended and Restated Certificate of Incorporation, as amended, of the Company provides that the Company shall indemnify its officers and directors to the fullest extent permitted by law. Article Ninth of the Second Amended and Restated Certification of Incorporation, as amended, of the Company provides that to the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

      Section 6.4 of the Amended and Restated By-laws of the Company states:

      Section 6.4. Indemnification of Directors, Officers and Employees. The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to any action, suit or proceeding, whether criminal, civil, administrative or investigative, including any action instituted by or on behalf of the Corporation, by reason of the fact that such person or such person's testator or intestate is or was a director or officer of the Corporation or serves or served at the request of the Corporation any other enterprise as a director or officer. Expenses incurred by any such person in defending any such actions, suit or proceeding shall be paid or reimbursed by the Corporation promptly upon receipt by it of an undertaking of such person to repay such expense if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation. The rights provided to any person by this by-law shall be enforceable against the Corporation by such person who shall be presumed to have relied upon it in serving or continuing to serve as a director or officer as provided above. No amendment of this by-law shall impair the rights of any person arising at any time with respect to events occurring prior to such amendment. To the extent permitted by Delaware law, the Board may cause the Corporation to indemnify and reimburse other employees of the Corporation as it deems appropriate. For purposes of this by-law, the term "Corporation" shall include any predecessor of the Corporation and any constituent corporation (including any constituent of a constituent) absorbed by the Corporation in a consolidation or merger; the term "other enterprise" shall include any corporation, partnership, joint venture, trust or employee benefit plan; service "at the request of the Corporation" shall include service as a director or officer of the Corporation, which imposes duties on, or involves services by, such director or officer with respect to any other enterprise or any employee benefit plan, its participants or beneficiaries; any excise taxes assessed on a person with respect to an employee benefit plan, shall be deemed to be indemnifiable expenses; and action by a person with respect to any employee benefit plan which such person reasonably believes to be in the interest of the participants and beneficiaries of such plan shall be deemed to be action not opposed to the best interests of the Corporation.

      Section 145 of the Delaware General Corporation Law permits the indemnification provided for by the above by-law provision. The statute further permits the Company to insure itself for such indemnification.

      The Company maintains insurance coverage for its directors and officers with respect to certain liabilities incurred in their capacities as such and for the Company with respect to any payments which it becomes obligated to make to such persons under the foregoing by-law and statutory provisions.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

      The 644,330 shares of Common Stock to be reoffered and/or resold by Norman
C. Payson, M.D. pursuant to this Registration Statement were issued without registration under the Securities Act of 1933 in reliance of Section 4(2) of the Securities Act, which provides an exemption for transactions not involving a public offering. In determining that such exemption was available, the Company relied on the fact that, as an offering was made only to Dr. Payson, Chief Executive Officer of the Company, the shares were being issued through direct communication only to one investor having both knowledge and access to the most relevant information regarding the Company and that the certificate evidencing such shares bears a legend restricting transfer in non-registered transactions.

ITEM 8. EXHIBITS.

4.1 Second Amended and Restated Certificate of Incorporation, as amended, of the Company, incorporated by reference to Exhibit 3(a) of the Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1998 (File No. 0-19442)

4.2 Amended and Restated By-laws of the Company, incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1998 (File No. 0-19442)

4.3 Form of Stock Certificate, incorporated by reference to Exhibit 4 of the Company's Registration Statement on Form S-1 (File No. 33-40539)

4.4      1991 Stock Option Plan, as amended, incorporated by reference to
         Exhibit 10(h) of the Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1998 (File No. 0-19442)

4.5 Employment Agreement, dated as of February 23, 1998, between the Company and Norman C. Payson, M.D., incorporated by reference to
         Exhibit 10(t) of the Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1997 (File No. 0-19442)

4.6 Amendment Number 1 to Employment Agreement, dated as of December 9, 1998, by and between the Company and Norman C. Payson, M.D., incorporated by reference to Exhibit 10(v) of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (File No. 0-19442)

4.7 Amendment Number 2 to Employment Agreement, dated as of December 9, 1998, by and between the Company and Norman C. Payson, M.D., incorporated by reference to Exhibit 10(a) of the Company's Annual Report on Form 10-Q for the quarterly period ended March 31, 1999 (File No. 0-19442)

4.8 Oxford Health Plans, Inc. Stock Option Agreement, dated February 23, 1998, by and between Norman C. Payson, M.D. and the Company, incorporated by reference to Exhibit 10(u) of the Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1997 (File No. 0-19442)

4.9 Oxford Health Plans, Inc. Stock Option Agreement, dated as of March 30, 1998, by and between the Company and Marvin P. Rich (filed herewith)

5        Opinion of Sullivan & Cromwell regarding legality (filed herewith)

15 Letter of Ernst & Young LLP re Unaudited Condensed Consolidated Interim Financial Information (filed herewith)

23(a)    Consent of KPMG Peat Marwick LLP (filed herewith)

23(b)    Consent of Ernst & Young LLP (filed herewith)

23(c)    Consent of Sullivan & Cromwell (contained in Exhibit 5)

ITEM 9. UNDERTAKINGS.

(a)   The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low and high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, form S-8 or form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1993 may be permitted to directors, officers and controlling persons of the registrant pursuant to the Delaware General Corporation Law, the Company's certificate of incorporation or the Company's by-laws, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norwalk, State of Connecticut, on this 21st day of May 1999.

                                    OXFORD HEALTH PLANS, INC.


                                    By: /s/ NORMAN C. PAYSON, M.D.
                                        ------------------------------
                                        Norman C. Payson, M.D.
                                        Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on May 21, 1999 in the capacities indicated.


Signature                                       Title
---------                                       -----

/s/ NORMAN C. PAYSON, M.D.              Principal Executive Officer,
-------------------------------         and Chairman of the Board
Norman C. Payson, M.D.


/s/ YON Y. JORDEN                       Principal Financial Officer
-------------------------------
Yon Y. Jorden


/s/ KURT B. THOMPSON                    Principal Accounting Officer
-------------------------------
Kurt B. Thompson


                                        Director
-------------------------------
Fred F. Nazem


/s/ DAVID BONDERMAN                     Director
-------------------------------
David Bonderman


/s/ JONATHAN J. COSLET                  Director
-------------------------------
Jonathan J. Coslet


/s/ JAMES G. COULTER                    Director
-------------------------------
James G. Coulter

                                        Director
-------------------------------
Robert B. Milligan, Jr.


/s/ MARCIA J. RADOSEVICH, PH.D          Director
-------------------------------
Marcia J. Radosevich, Ph.D.


/s/ BENJAMIN H. SAFIRSTEIN, M.D.        Director
-------------------------------
Benjamin H. Safirstein, M.D.


/s/ THOMAS A. SCULLY                    Director
-------------------------------
Thomas A. Scully


/s/ KENT J. THIRY                       Director
-------------------------------
Kent J. Thiry


/s/ STEPHEN F. WIGGINS                  Director
-------------------------------
Stephen F. Wiggins

                                INDEX TO EXHIBITS


EXHIBIT NO.       EXHIBIT                                             PAGE NO.
-----------       -------                                             --------
4.9               Oxford Health Plans, Inc. Stock Option
                  Agreement dated as of March 30, 1998
                  by and between the Company and
                  Marvin P. Rich                                          23

5                 Opinion of Sullivan & Cromwell regarding
                  legality                                                28

15                Letter of Ernst & Young LLP re Unaudited
                  Condensed Consolidated Interim Financial
                  Information                                             30

23(a)             Consent of KPMG LLP                                     31

23(b)             Consent of Ernst & Young LLP                            32

23(c)             Consent of Sullivan & Cromwell                    Contained in
                                                                    Exhibit 5 on
                                                                    Page 28